Exhibit (e)(1)

LAUREATE EDUCATION, INC.

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”) is entered into as of February 1, 2007 (the “Effective Date”), by and between Laureate Education, Inc., a Maryland corporation (the “Company”), and                       (the “Executive”).

WHEREAS, the Executive is currently employed by the Company and is an Executive Officer of the Company;

WHEREAS, the Company has implemented a severance program for Executive Officers and wishes to document under this Agreement the provisions applicable to the Executive in the event of his or her termination of employment;

WHEREAS, in addition, the Company recognizes that a Change of Control may result in material alteration or diminishment of the Executive’s position and responsibilities and has determined therefore to provide enhanced severance and other benefits in the event of a Change of Control;

WHEREAS, the parties wish to replace any and all prior agreements and undertakings with respect to the Executive’s termination of employment and Change of Control occurrences and compensation, other than the agreements governing the Executive’s equity participation in the Company (as the same are modified by Section 5 of this Agreement);

NOW THEREFORE, in consideration of the Executive’s acceptance of and continuance in Executive’s employment, the parties agree to be bound by the terms contained in this agreement as follows:

1. Term of Agreement and “At-Will” Employment. The term of this Agreement shall be a period of three years from the date of execution by the Company (the “Initial Term”). The Agreement shall automatically renew for one year (an “Additional Term”) if the Executive does not notify the Company of an intention to terminate employment at least six months prior to the end of the Initial Term or any Additional Term. The Company may terminate the Executive’s employment at any time for any reason pursuant to a Notice of Termination. The Executive may terminate his or her employment with the Company at any time for any reason pursuant to a Notice of Termination. If the Executive dies while still an employee of the Company, the Executive’s death shall be a termination of employment from the Company. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6.1 below. The Company’s notice shall be given in writing by the Chief Executive Officer. Termination of the Executive’s employment shall take effect on the Date of Employment Termination, the setting of which shall require the minimum notice period described under the definition of “Date of Employment Termination”.

2. Compensation Upon Termination.

2.1. Death. Except as provided in Section 2.5, if the Executive’s employment is terminated as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, including without limitation unpaid reimbursements, to which Executive is entitled as of the Date of Employment Termination. The payments contemplated by this Section 2.1 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or his or her estate under this Agreement.

2.2. Disability. Except as provided in Section 2.5, if the Company terminates the Executive’s employment because of the Executive’s Disability, the Company shall pay the Executive the Executive’s then current base salary through the Date of Employment Termination and all other unpaid compensation and benefit amounts, if any, including without limitation unpaid reimbursements, to which Executive is entitled as of the Date of Employment Termination. The payments contemplated by this Section 2.2 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the base salary shall be reduced by the amount of any disability benefit payments made to the Executive during a period of Disability from any insurance or other policies provided by the Company.

2.3. By the Company for Cause or by the Executive. Except as provided in Section 2.5, if the Executive’s employment with the Company is terminated in accordance with this Section 2.3, the Company shall pay the Executive the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, including without limitation unpaid reimbursements, to which Executive is entitled as of the Date of Employment Termination. The Executive’s termination is covered by this Section 2.3, if (i) the Executive voluntarily terminates his or her employment other than during the Window Period under the circumstances described in Section 2.5, or (ii) the Company terminates the Executive’s employment for Cause. The payments contemplated by this Section 2.3 shall be paid at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

2.4. By the Company other than for Cause. Except as provided in Section 2.5, if the Company terminates the Executive’s employment other than for Cause or Disability, the Company shall pay the Executive the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, including without limitation unpaid reimbursements, to which the Executive is entitled as of the Date of Employment Termination, plus the following amounts:

(a)  Severance Amount. The Executive shall receive a severance payment equal to 18 months of the Executive’s Reference Compensation. This severance payment amount shall be paid in a lump sum as soon as practicable following the Executive’s Date of Employment Termination but subject to the provisions of Section 3 and Section 6.2.

(b)  Health Benefits Continuation. Commencing on his or her Date of Employment Termination, and except as next provided, for the duration of the Benefits Continuation Period, the Executive shall be entitled to receive from the Company the same or equivalent health (including prescription), dental, and vision care coverages, at the same levels and coverages as Executive was receiving on the day immediately prior to his or her Date of Employment Termination. The Executive shall be required to pay no more for the above-mentioned benefits than he or she paid as an active employee, or if provided by the Company at no cost to the employee on the date immediately prior to the Executive’s Date of Employment Termination, the benefits shall continue to be made available to the Executive on this basis. With respect to any particular benefit, the benefit’s continuation described in this paragraph shall end earlier than the end of the Benefits Continuation Period as of the date the Executive (or in the case of dependent coverage, the Executive’s dependent), is eligible for the benefit under a plan, program or arrangement of a subsequent employer which provides a benefit that is substantially equivalent to the benefit being terminated.

(c)  Outplacement. The Company shall provide or make available arrangements for reasonable outplacement services for the Executive and will pay the lesser of (i) the full cost of outplacement services arranged by the Company and provided to the Executive for 12 months or (ii) $25,000.00.

2.5. Termination During Window Period Other than by the Company for Cause or Disability. If the Executive’s employment with the Company is terminated during the Window Period, either (i) by the Company for any or no reason other than for Cause or Disability or (ii) by the Executive due to his or her employment having been materially altered (as defined in Section 2.5(d) below), the Executive shall be entitled to payment of the Executive’s then current base salary through the Date of Employment Termination and all other unpaid amounts, if any, including without limitation unpaid reimbursements, to which the Executive is entitled as of the Date of Employment Termination, plus the following amounts and benefits:

(a)  Severance Amount. The Executive shall receive a severance payment equal to 18 months of the Executive’s Reference Compensation. This severance payment amount shall be paid in a lump sum as soon as practicable following the Executive’s Date of Employment Termination but subject to the provisions of Section 3 and Section 6.2.

(b)  Health Benefits Continuation. Commencing on his or her Date of Employment Termination, and except as next provided, for the duration of the Benefits Continuation Period, the Executive shall be entitled to receive from the Company the same or equivalent health (including prescription), dental, and vision care coverages, at the same levels and coverages as Executive was receiving on the day immediately prior to his or her Date of Employment Termination. The Executive shall be required to pay no more for the above-mentioned benefits than he or she paid as an active employee, or if provided by the Company at no cost to the employee on the date immediately prior to the Executive’s Date of Employment Termination, the benefits shall continue to be made available to the Executive on this basis. With respect to any particular benefit, the benefit’s continuation described in this paragraph shall end earlier than the end of the Benefits Continuation Period as of the date the Executive (or in the case of dependent coverage, the Executive’s dependent), is eligible for the benefit under a plan, program or arrangement of a subsequent employer which provides a benefit that is substantially equivalent to the benefit being terminated.

(c)  Outplacement. The Company shall provide or make available arrangements for reasonable outplacement services for the Executive and will pay the lesser of (i) the full cost of outplacement services arranged by the Company and provided to the Executive for 12 months or (ii) $25,000.00.

(d)  Executive’s employment shall be materially altered following a change of control if (i) there is a material reduction in duties or adverse change in conditions of employment; (ii) a relocation of Executive’s office in excess of 30 miles is required; (iii) there is a change in reporting relationship; or (iv) the Executive’s targeted total compensation is decreased; and upon written notice by the Executive, the Company fails to cure such alteration within 30 days.

3. Waiver and Release Agreement. In consideration of the payments described in Section 2.4, Section 2.5, Section 4 and Section 5, to which payments the Executive would otherwise not be entitled, and as a pre-condition to the Executive becoming entitled to such payments under this Agreement, the Executive agrees to execute at the time of Executive’s termination of employment a waiver, general release and restrictive covenants agreement (the “Release and Covenants Agreement”) in such form as is presented by the Company, by which the Executive releases the Company from all claims arising from the Executive’s employment by the Company or termination thereof and agrees to abide by the terms of the restrictive covenants set forth therein with respect to confidentiality, noncompetition, nonsolicitation, nondispargement and the like. The payment of any amounts pursuant to Section 2.4, Section 2.5, Section 4 and Section 5 shall not be paid prior to the Company’s receipt of a duly executed Release and Covenants Agreement, all applicable revocation periods have fully expired, and the Release and Covenants Agreement becomes fully and finally enforceable. The parties hereto acknowledge that the payments pursuant to Section 2.4, Section 2.5, Section 4 and Section 5 are to be provided in part in consideration for the above-specified release.

4. Certain Additional Payments by the Company.

(a)  Notwithstanding anything in this Agreement to the contrary and except as set forth in this Section 4, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive, only if the aggregate present value of such Payments exceeds the Executive’s 280G Limit by more than 10%, an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest or penalties imposed with respect to such taxes) imposed upon the Payments. If the aggregate present value of such Payments exceeds the Executive’s 280G Limit by 10% or less, then such Payments shall be reduced to an amount, the present value of which maximizes the aggregate present value of the Payments without causing such Payments to exceed the 280G Limit, so that no excise tax would be payable under section 4999 of the Code. For purposes of this Agreement, “present value” shall be determined in accordance with Section 280G(d)(4) of the Code, and the “280G Limit” is the amount of Payments that can be paid without causing any amount to be nondeductible under Section 280G of the Code or subject to excise tax under Section 4999 of the Code. The Executive shall determine which and how much of the Payments shall be reduced consistent with the requirements of this Section 4(a), provided that, if the Executive does not make such determination within 10 business days after the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of Section 4(a) and shall notify the Executive promptly of such election.

(b)  Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4 , including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s external auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)  give the Company any information reasonably requested by the Company relating to such claim,

(ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by attorneys reasonably selected by the Company,

(iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option subject to the first proviso below, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; further provided, that the Company may direct the Executive to pay such claim and sue for a refund, only if the Company is permitted by applicable law to, and does, advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5. Special Vesting Rules for Stock Incentives and Cash Incentive Plans. If there is a Change of Control, then, notwithstanding any contrary provision of any of the Company’s Stock Incentive or Option Plans (the “Plans”) and notwithstanding any contrary provision in an equity award agreement under the Plans pursuant to which Executive has received an equity incentive grant, the Executive’s outstanding awards under the Plans (including, the Executive’s stock option and restricted stock awards, if any) shall fully and immediately vest upon the consummation of the Change of Control. This Section 5 shall not be changed or otherwise modified without the written consent of the Executive.

In addition, if the Executive’s employment with the Company terminates pursuant to Section 2.4 and Section 2.5, any awards that the Executive has been granted under the Company’s Long Term Incentive Plan, the Company’s 2006 Executive Annual Incentive Plan or any other annual or long-term incentive cash bonus program in which the Executive participates shall be calculated and paid, in a lump sum as soon as practicable following the Executive’s Date of Employment Termination but subject to the provisions of Section 3 and Section 6.2, at the target amount as if all performance metrics had been met for the applicable performance period, and pro-rated for the number of months of the performance period that have elapsed, including the calendar month in which the termination of employment occurs.

6. Miscellaneous.

6.1. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

If to the Company:
Laureate Education, Inc.
1001 Fleet Street
Baltimore, MD 21202
Attention: Office of General Counsel

If to the Executive:

[Name]

[Address]

[City, State Zip]

[Tel.]

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

6.2. Section 409A Compliance. Notwithstanding anything to the contrary contained herein, in the event that the Company determines that any payment under this Agreement is subject to Section 409A of the Code, such payments under this Agreement shall not be made until six months after the Executive separates from service (or, if earlier, the date Executive dies) to the extent necessary to avoid the imposition of the additional 20% tax under Section 409A of the Code. The Company and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Agreement complies with Section 409A of the Code.

6.3. Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that performance of all the terms of this Agreement will not breach any similar agreement. Executive has not entered into, and Executive agrees not to enter into, any oral or written agreement in conflict herewith.

6.4. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

6.5. Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 2 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

6.6. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization to a successor entity. In connection with a transaction described in item (ii) of the preceding sentence under which the Executive’s employment is transferred to a successor in the transaction, the Company’s failure to obtain the agreement of its successor to perform the Company’s obligations under this Agreement shall be treated as a termination by the Company without Cause and during the Window Period following a Change of Control under Section 2.5 of this Agreement and under the Executive’s Company equity agreements.

6.7. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

6.8. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

6.9. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

6.10. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (but not including the choice of law rules thereof).

6.11. Entire Agreement. This Agreement and any agreements entered into in connection with the Executive’s equity participation in the Company (as modified by Section 5 of this Agreement) constitute the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein, and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including as applicable any now existing employment letter between the Company and the Executive. The Executive acknowledges and agrees that he or she shall not be entitled to receive any severance payment under any other Company severance policy, plan or practice.

6.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

6.13. No Right to Continued Employment. Nothing in this Agreement shall be deemed to give the Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

6.14. Definitions.

“Benefit Continuation Period” means the applicable period upon which the Executive’s severance payment under Section 2.4 or Section 2.5 is based, treating the period as though it runs from the Date of Employment Termination.

“Cause” means (i) fraud; (ii) misrepresentation; (iii) theft or embezzlement of assets of the Company; (iv) intentional violations of law involving moral turpitude; (v) failure to follow the Company’s business conduct and ethics policy; and/or (vi) the continued failure by the Executive to attempt in good faith to perform his or her duties as reasonably assigned by the Chief Executive Officer to the Executive for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged the Executive has not attempted in good faith to perform such duties.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Change of Control” means any of the following events:

(i)                    a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving Company immediately following the effective date of such merger or consolidation;

(ii)                 the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 40% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control;

(iii)              the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

(iv)             the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

(v)                a change in the composition of the Board at any time during any consecutive 24-month period such that the “Continuity Directors” cease for any reason to constitute at least a 51% of the Board. For purposes of this clause, “Continuity Directors” means those members of the Board who either (a) were directors at the beginning of such consecutive 24-month period, or (b) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board of Directors.

“Date of Employment Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date immediately following the Notice of Termination; (iv) if the Executive’s employment is terminated by the Company other than for Cause or Disability, 30 days after the Notice of Termination; or (v) if the Executive voluntarily terminates his or her employment, the date 21 days after the Notice of Termination.

“Disability” means the Executive’s inability to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, as determined by the Chief Executive Officer in his or her sole discretion, which inability shall continue for more than three consecutive months; provided, however, that the Executive does not hereby waive any rights under the Americans with Disabilities Act or other applicable law.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

“Reference Compensation” means the sum of the Executive’s annual salary and annual bonus divided by twelve. For purposes of this definition, the Executive’s annual salary is the greater of the annual rate of his or her base salary from the Company and its subsidiaries in effect immediately prior to the Date of Employment Termination, or the annual rate of the Executive’s base salary from the Company and its subsidiaries in effect immediately prior to the date of consummation of the Change of Control. For purposes of this definition, annual bonus shall mean the Executive’s target annual bonus under the Company’s annual incentive compensation plan for the year that includes his or her Date of Employment Termination. The term annual bonus does not include any special or sign-on bonus that is not part of the Company’s regular and recurring program of annual incentive compensation and does not include awards under the Company’s Long Term Incentive Plan.

“Window Period” means the period that commences six months prior to the execution of an agreement, the consummation of which would result in a Change of Control (whether or not such Change of Control actually occurs) and ends upon the earlier of (i) the expiration of the eighteen-month period commencing on the date of consummation of a Change of Control or (ii) abandonment of the Change of Control transaction by the parties. Furthermore, only the first Change of Control shall be counted in determining whether there is a Window Period, and, as a result, there shall not be multiple Window Periods under this Agreement.

{Signature page follows}

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first herein above written.

LAUREATE EDUCATION, INC.

By:

EXECUTIVE

By: